Exhibit 99.1

Essex Announces First Quarter 2014 Results
Robust Housing Conditions Underlie 7.2% Same-Property Revenue Growth

Palo Alto, California—May 7, 2014—Essex Property Trust, Inc. (NYSE:ESS) announced today its first quarter 2014 earnings results and related business activities.

Funds from Operations (“FFO”) and Net Income for the quarter ended March 31, 2014 are detailed below. Total FFO and Net Income for the quarter ended March 31, 2014 includes $16.1 million in merger related expenses.  Core FFO excludes merger expenses, acquisition costs and non-recurring items.

	Quarter Ended
	March 31,		%
Earnings (in millions)	2014	2013	change
Total FFO	$67.8	$77.4	-12.4%
Core FFO	$81.1	$73.2	10.8%
Net Income	$21.9	$25.2	-13.1%
Per Diluted Share
Total FFO	$1.68	$1.97	-14.6%
Core FFO	$2.02	$1.87	8.0%
Earnings per Share	$0.58	$0.68	-14.7%

First Quarter Highlights:

•	Completed the merger with BRE Properties on April 1st, creating the preeminent West Coast multifamily REIT.
•	On March 31, 2014, contributed $888 million in BRE properties to three new co-investment entities to fund a significant portion of the cash consideration of the BRE merger.
•	Grew Core FFO per diluted share by 8.0% compared to Q1 2013.
•	Increased same-property gross revenues and net operating income (“NOI”) by 7.2% and 8.3%, respectively, compared to Q1 2013.
•	Achieved a 1.4% sequential increase in quarterly gross revenues and 2.6% sequential increase in net operating income (“NOI”) for the same-property portfolio.
•	Completed the lease-up of Connolly Station, a 309 unit community located in Dublin, CA, and began the lease-up of two additional development communities during the quarter.
•	The Company was added to the S&P 500 Index on April 1, 2014.
•	Established Core FFO guidance range for the second quarter of 2014 of $1.96 to $2.04 per diluted share, which incorporates the BRE portfolio and recent financing transactions.
•	Revised the full year Core FFO per diluted share range to $8.15 to $8.45, raising the midpoint by $0.05 per share.

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

 “We are pleased to highlight the Company’s strong operating performance as we begin 2014, demonstrated by 7.2% same-property revenue growth.  Fundamentals on the West Coast continue to be robust, driven by nation-leading job growth and muted deliveries of new rental and for-sale housing.  We are also pleased with the performance of the legacy BRE portfolio, which generated a 5.6% increase in same-property revenues in the first quarter,” commented Michael J. Schall, President and Chief Executive Officer of the Company.  Mr. Schall continued, “We are excited that the consummation of the merger with BRE occurred substantially as planned, and we look forward to continuing integration efforts for the next 12-18 months.  Our recent capital markets activities support our belief that the Company’s larger operating platform and unique geographic profile will provide cost of capital benefits that will complement a variety of synergies that are expected to be realized from the merger.”

SAME-PROPERTY OPERATIONS

Essex same-property operating results exclude properties that are not comparable for the periods presented.  The table below illustrates the percentage change in same-property gross revenues for the quarter ended March 31, 2014 compared to the quarter ended March 31, 2013, and the sequential percentage change for the quarter ended March 31, 2014 versus the quarter ended December 31, 2013 by submarket for the Company:

	Q1 2014 vs. Q1 2013	Q1 2014 vs. Q4 2013	% of Total
	Gross Revenues	Gross Revenues	Q1 2014 Revenues
Southern California
Los Angeles County	4.7%	0.9%	17.2%
Ventura County	4.6%	1.6%	8.9%
Orange County	5.3%	1.1%	11.2%
San Diego County	4.6%	1.2%	5.6%
Other Southern California	6.7%	0.4%	1.8%
Total Southern California	4.9%	1.1%	44.7%
Northern California
Santa Clara County	9.2%	1.9%	18.4%
Contra Costa County	8.0%	2.3%	6.4%
Alameda County	11.3%	2.7%	5.8%
Other Northern California	10.2%	1.1%	5.6%
Total Northern California	9.5%	2.0%	36.2%
Seattle Metro	8.3%	1.3%	19.1%
Same-Property Portfolio	7.2%	1.4%	100.0%

	Year Over Year Growth
	Q1 2014 compared to Q1 2013
	Gross Revenues	Operating Expenses	NOI
Southern California	4.9%	4.5%	5.1%
Northern California	9.5%	3.6%	12.0%
Seattle Metro	8.3%	6.8%	9.1%
Same-property portfolio	7.2%	4.6%	8.3%

	Sequential Growth
	Q1 2014 compared to Q4 2013
	Gross Revenues	Operating Expenses	NOI
Southern California	1.1%	-1.8%	2.5%
Northern California	2.0%	-3.3%	4.3%
Seattle Metro	1.3%	5.1%	-0.6%
Same-property portfolio	1.4%	-1.0%	2.6%

	Financial Occupancies
	Quarter Ended
	3/31/2014	12/31/2013	3/31/2013
Southern California	96.4%	96.3%	96.5%
Northern California	96.5%	96.1%	96.5%
Seattle Metro	96.5%	95.9%	96.6%
Same-property portfolio	96.5%	96.2%	96.5%

BRE MERGER CLOSED

As previously announced, Essex completed the merger with BRE Properties (BRE) on April 1, 2014.  On March 31, 2014, 17 BRE properties were contributed to three joint ventures with a total estimated property value of $888 million.  Properties were contributed to Wesco III, Wesco IV and a joint venture formed with AEW Capital Management.  Please see page S-14 of the supplement for the list of properties contributed to the joint ventures. As of April 1, 2014, Essex has a 50% ownership interest in each of the joint ventures and will receive property management, acquisition, and redevelopment fees and a promote interest if certain return hurdles are achieved.  New secured mortgage debt totaling $475 million was placed on the properties at LIBOR plus 160 basis points for a five year initial term with up to two years of extension options.  The Company has swapped 80% of the $475 million of secured mortgages to an effective fixed rate of 3.6% for a 5.7 year term.  As a result of the joint venture financing, Essex did not utilize the committed bridge loan facility it had in place at the time the merger was announced.  Please see the press release dated April 1, 2014 for additional details about the merger.

On March 31, 2014, BRE contributed 14 properties valued at $1.4 billion to Essex Portfolio L.P. (the “Operating Partnership”) in exchange for 8.6 million of Essex Operating Partnership Units (“OP Units”).  The OP Units were subsequently retired by the Company on April 1, 2014.  The purpose of this transaction was tax efficiency.  The balance sheet at March 31, 2014 reflects the acquisition of these properties on the last day of the quarter along with the issuance of OP Units.

The table below represents the BRE Properties same-property revenue results for the stabilized portfolio of properties, excluding developments and properties held for sale.  The Company did not own BRE during the first quarter 2014 but acquired the portfolio on March 31, 2014, as described above, and on April 1, 2014.  Therefore, these results are not reflected in the Company’s income statement during the quarter.  The table below illustrates the percentage change in same-property revenues for the quarter ended March 31, 2014 compared to the quarter ended March 31, 2013, and the sequential percentage change for the quarter ended March 31, 2014 versus the quarter ended December 31, 2013 by submarket:

BRE LEGACY PROPERTIES

	Q1 2014 vs. Q1 2013	Q1 2014 vs. Q4 2013	% of Total
	Total Revenues	Total Revenues	Q1 2014 Revenues
Southern California
Los Angeles County	4.1%	-0.4%	18.2%
Orange County	4.5%	1.0%	18.4%
San Diego County	3.5%	0.3%	16.6%
Riverside County	2.6%	0.6%	3.7%
Total Southern California	3.9%	0.3%	56.9%
Northern California
San Mateo County	9.0%	0.3%	8.6%
Santa Clara County	5.9%	0.0%	4.3%
Contra Costa County	9.6%	0.9%	3.5%
Alameda County	8.7%	1.0%	9.4%
Other Northern California	9.6%	2.6%	1.3%
Total Northern California	8.5%	0.7%	27.1%
Seattle Metro	6.7%	0.8%	16.0%
Same-Property Portfolio	5.6%	0.5%	100.0%

MB360 FIRE UPDATE

On March 11, 2014, a fire broke out at one of the two buildings at BRE’s MB360 development located in San Francisco, CA.  The building that contained the fire consisted of 172 units, all of which were destroyed above the podium structure, which was also damaged.  The second phase of the development, containing 188 units, suffered no damage and is expected to begin delivering apartment homes in the fourth quarter of 2014.  BRE carried comprehensive insurance coverage, including lost profits, related to the property.  Insurance proceeds will be set up as a receivable on the balance sheet.  We estimate Core FFO for 2014 will be reduced by $0.03-$0.05 per share as the cost basis of MB360 that qualifies for interest capitalization is lower than the previous investment balance and the generation of rental revenue will be delayed.  The insurance policies covering MB360 provide coverage for loss of rental income and soft costs, although we are not assuming recovery of these costs in 2014.

INVESTMENT ACTIVITY

Subsequent to quarter end, the Company acquired Piedmont Apartments for $76.8 million.  The 396 unit community was built in 1969 and subsequently renovated in 1997 and 2005.  The Company assumed a $44.8 million mortgage loan secured by the property at a fixed rate of 5.6% for a remaining term of three years.  The property is located in Bellevue, a submarket of Seattle and within one mile of Microsoft’s World Headquarters.

DISPOSITIONS

In January, the Company sold Vista Capri, a 106 unit community located in San Diego, CA for $14.4 million.  The total gain on sale was $7.1 million, net of internal disposition costs.  The gain has been excluded from the calculation of FFO.

In March, Essex Apartment Value Fund II, L.P. (“Fund II”) sold one of the two remaining communities for $23.8 million.  The total gain on sale was $11.4 million.  The Company has a 28.2% ownership stake in Fund II and received promote income of $3.8 million which has been excluded from Core FFO.

During the first quarter, BRE, which was not owned by the Company at the time, sold three properties located in Sacramento, CA, Spring Valley, CA and San Diego, CA for total proceeds of $156.8 million.

DEVELOPMENT ACTIVITY

During the quarter, Connolly Station, a 309 unit community located in Dublin, CA achieved stabilized occupancy.  As of the end of April, the community was 99% occupied.

Leasing at Phase II of Epic, located in San Jose, CA, is proceeding ahead of schedule.  As of May 5, 2014, 78% of the 289 units were leased.  The Company now expects the community to stabilize during the second quarter 2014, six months ahead of schedule.

In March, the Company began leasing The Huxley, a 187 unit community located in West Hollywood, CA.  Through May 5, 2014, 49% of the apartment homes were leased.

In March, The Avery, located in Los Angeles, CA received final certificate of occupancy and Essex purchased the property subject to a pre-sale arrangement, for approximately $35 million.  The 121 unit community is currently 62% leased as of May 5, 2014.

As part of the merger agreement, the Company acquired two development communities that are currently in lease up.  Solstice, a 280 unit community located in Sunnyvale, CA was 77% leased as of May 5, 2014.  The Company expects to stabilize the community during the third quarter of 2014.  Wilshire at La Brea, a 478 unit community located in Los Angeles, CA was 38% leased as of May 5, 2014.  The Company expects Wilshire at La Brea to stabilize in the first quarter of 2015.

EXTRAORDINARY EVENTS

During the first quarter, the Company incurred $1.6 million in damages at two properties that were related to earthquake damages and unusual wet weather in the Pacific Northwest.  These costs were charged to earnings and excluded from Core FFO in the first quarter of 2014.

LIQUIDITY AND BALANCE SHEET

Common Stock

During the first quarter, the Company issued 958,055 shares of common stock for $157.6 million, net of commissions, at an average per share price of $166.24.  Subsequent to quarter end through May 7, 2014, excluding the approximately 23.1 million shares issued in connection with the BRE merger, the Company has issued 197,600 shares of stock at an average price of $171.62, for total proceeds of $33.7 million, net of commissions.

Unsecured Notes Offering

In April, the Company issued $400 million of 3.875% senior unsecured notes that mature in May 2024.  Please see our press release dated April 8, 2014 for additional details about the notes offering.

Balance Sheet

At the end of April, the Company had $5.1 billion in total debt outstanding, reflecting the approximately $1.7 billion of debt assumed from BRE and the new $400 million unsecured notes issued in April 2014.  At the end of April, the Company had $845 million available on its $1.0 billion revolving line of credit and total shares and operating partnership units outstanding for Essex was approximately 64.0 million.

Guidance

The Company has revised its full year guidance for Core FFO per diluted share from a range of $8.10 - $8.40 to a range of $8.15 to $8.45.  The revised numbers reflect the BRE transaction, timing of the first quarter equity offering, and the $400 million unsecured note offering announced in April.  The Company has not revised its same-property NOI growth outlook for the Essex portfolio for the full year but will do so as part of its second quarter earnings release.  The table below outlines the key assumptions relating to BRE and additional details can be found on page S-13 of the Supplemental Financial Information.

Key BRE Assumptions
(all dollars are in millions and at Essex’s pro rata share)
	Q2 2014 to Q4 2014 Range	Full Year Run Rate Range
Operating & G&A Synergies	$18 to $20	$24 to $27
Prop 13 Tax Adjustment	($15 to $17)	($20 to $23)
Mark-to-Market Debt	$17 to $21	$23 to $28
MB360 Fire Impact	($2 to $3)	($2 to $3)

For the second quarter, the Company has established a range for Core FFO per diluted share of $1.96 to $2.04. During the quarter, the Company does not expect to achieve the full operating synergy benefits it expects on a full year run rate basis as it will take several months to implement new processes.  In the fourth quarter, the Company expects the majority of the savings it has initially identified will be in-place.  The second quarter will be impacted by the amount and timing of capital markets activities and a lower cost basis of MB360 that qualifies for interest capitalization.

CONFERENCE CALL WITH MANAGEMENT

The Company will host an earnings conference call with management to discuss its quarterly results on Thursday May 8, 2014 at 10 a.m. PDT (1 p.m. EDT), which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (877) 407-0784, no passcode is necessary.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essexpropertytrust.com and select the first quarter earnings link.  To access the replay digitally, dial (877) 870-5176 using the replay pin number 13578671. If you are unable to access the information via the Company’s website, please contact the Investor Relations Department at investors@essexpropertytrust.com or by calling (650) 494-3700.

CORPORATE PROFILE

Essex Property Trust, Inc., an S&P 500 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 234 apartment communities with an additional 14 properties in various stages of active development. Additional information about Essex can be found on the Company’s web site at www.essexpropertytrust.com.

This press release and accompanying supplemental financial information will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

FUNDS FROM OPERATIONS (“FFO”) RECONCILIATION

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITs for non-cash charges such as depreciation and amortization of rental properties, impairment charges, gains/losses on sales of real estate and extraordinary items. Management considers FFO and FFO which excludes acquisition costs and items that are non-recurring or not related to the Company’s core business activities, which is referred to as (“Core FFO”), to be useful financial performance measurements of an equity REIT because, together with net income and cash flows, FFO and Core FFO provide investors with an additional basis to evaluate the operating performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and the ability to pay dividends.

FFO does not represent net income or cash flows from operations as defined by U.S. generally accepted accounting principles (“GAAP”) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosures of FFO may not be comparable to the Company’s calculation.

The following table sets forth the Company’s calculation of diluted FFO and Core FFO for the quarters ended March 31, 2014 and 2013:

	Quarter Ended March 31,
Funds from Operations (In thousands)	2014	2013
Net income available to common stockholders	$21,912	$25,203
Adjustments:
Depreciation	50,312	47,144
Gains not included in FFO, net of internal disposition costs	(10,292)	-
Depreciation add back from unconsolidated co-investments, and add back convertible preferred dividend – Series G	4,760	3,842
Noncontrolling interest related to Operating Partnership units	1,417	1,501
Depreciation attributable to noncontrolling interests	(329)	(327)
Funds from Operations	$67,780	$77,363
Acquisition costs	188	387
Gain on sales of marketable securities and note prepayment	(427)	(2,611)
Gain on sale of land	(400)	(1,503)
Earthquake related and other	1,571	-
Loss on early retirement of debt add back from unconsolidated co-investments	197	-
Merger expenses	16,059	-
Co-investment promote income	(3,848)	-
Income from early redemption of preferred equity investments	-	(423)
Core Funds from Operations	$81,120	$73,213

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements and estimates on page 1 and under the caption “Guidance” on page 6 with respect to Core FFO and same-property NOI growth for the second quarter 2014 and for the full year 2014, statements and estimates regarding plans for a dividend increase, regarding the timing and realization of cost of capital and synergy benefits from the BRE merger and regarding the anticipated insurance proceeds in connection with the MB360 fire and regarding stabilization dates of the development properties, and statements and estimates set forth under the captions “Development Pipeline—March 31, 2014” and “Redevelopment Pipeline and Capital Expenditures—March 31, 2014” on pages S-9 and S-10 of the Company’s Supplemental Financial Information Package, which accompanies this press release, regarding estimated costs of property development and redevelopment and regarding the anticipated timing of redevelopments and of the construction start, initial occupancy and stabilization of property development and the various financial estimates and assumptions set forth in the columns “ESS Standalone 2014 Midpoint”, “Impact from BRE Merger” and “2014 Revised Guidance Range for ESS”on page S-13 of the Company’s Supplemental Financial Information Package and the forecasts, set forth on page S-15 of the Company’s Supplemental Financial Information Package, of residential supply, jobs, and rent growth in various areas.  The Company's actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, unanticipated difficulties in integrating the businesses of Essex and BRE and realizing anticipated synergies, changes in economic conditions, unexpected delays in the development and stabilization of development projects, unexpected difficulties in leasing of development projects, total costs of development investments exceeding the Company’s projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC).  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including the Company’s Report on Form 10-K for the year ended December 31, 2013.

Contact Information
Barb Pak
Director of Investor Relations
(650) 494-3700
bpak@essex.com